Filed Pursuant To Rule 433

Registration No. 333-217785

October 27, 2017

Case Study
CONSTRUCTING PORTFOLIOS WITH SPDR® GOLD SHARES (GLD®)

Case Study | Constructing Portfolios with SPDR® Gold Shares (GLD®) Strategic Allocation to GLD in a Global Multi-Asset Portfolio A recent paper, “A Case for Global Diversification: Harnessing the Global Multi-Asset Market Portfolio” by State Street Global Advisors Investment Solutions Group (ISG),1 examined the global investable opportunity set and its implications for investors. They defined the Global Multi-Asset Market Portfolio (GMP) as the portfolio consisting of all investable capital assets, where the proportion invested in each asset corresponds to that asset’s market value divided by the sum of the market value of all assets in the portfolio. It is the sum of all investors’ holdings and a de facto proxy for the investable opportunity set available to all investors globally, or what is usually known as the ‘market portfolio.’ We examined the results of adding an allocation to GLD comprising 2%, 5%, and 10% of a multi-asset portfolio under a hypothetical scenario. The hypothetical portfolio is based on the concept of the GMP developed by State Street Global Advisors ISG and incorporates additional assumptions for the purpose of our case study. We constructed the hypothetical global multi-asset portfolio by: Replicating the asset classes in the GMP with non-investable market indices; Slightly adjusting each asset weighting in the GMP to also include commodities in the portfolio and assume no gold exposure at the start (Portfolio A) and; Subtracting the weight equally from the equities and government-bonds asset classes (two asset classes with the highest weights) to add in GLD at 2% (Portfolio B), 5% (Portfolio C) and 10% (Portfolio D). Returns of the hypothetical blended portfolios cover the period between January 1, 2005 and September 30, 2017, and the hypothetical portfolios were rebalanced every 12 months to maintain target portfolio weights. From the results shown in Figure 1, we found that under our hypothetical scenario: Portfolios B, C and D had higher Sharpe ratios, lower maximum drawdowns and lower standard deviations with higher returns compared to Portfolio A; Portfolio D had the highest Sharpe Ratio (0.52) and highest cumulative return (116.14%); Portfolio D had the lowest maximum drawdown (-25.11%). The results illustrated that under this hypothetical scenario using broad indices to represent various asset classes that includes allocations of anywhere from 2% to 10% to GLD right after the ETF’s inception, the portfolios with allocations to GLD (Portfolios B, C and D) have outperformed the multi asset portfolio with identical exposure to indices but without equivalent allocations to GLD (Portfolio A). From an asset allocation perspective, hypothetical portfolios with a GLD allocation had better risk-adjusted returns. 1 Frederic Dodard and Abigail Greenway, A Case For Global Diversification: Harnessing the Global Multi-Asset Market Portfolio, IQ Insights, State Street Global Advisors ISG EMEA, 2015. Figure 1: Hypothetical Blended Portfolio Results     GLD    Annualized CumulativeAnnualizedMaximum Porfolio    Allocation % Return %Return %Standard Deviation %Sharpe Ratio*Drawdown (%) A    0 5.82105.8010.170.45-28.00 B    2 5.91107.8810.060.47-27.43 C    5 6.03110.999.910.49-26.56 D    10 6.23116.149.710.52-25.11 * Assumes risk-free rate of Citigroup 3-month T-bills. Source: Bloomberg Finance L.P., StyleADVISOR, State Street Global Advisors, as of September 30, 2017. Past performance is not a guarantee of future results. Index returns are unmanaged and do not reflect the deduction of any fees or expenses. Index returns reflect all items of income, gain and loss and the reinvestment of dividends and other income. Returns do not represent those of a specific product managed by State Street Global Advisors Funds Management, Inc, but were achieved by mathematically combining the actual performance data of the constituents as listed in Figure 1, according to their weightings detailed in Figure 1. Performance of the hypothetical blended portfolio assumes no transaction and rebalancing costs, so actual results will differ. Performance of SPDR® Gold Shares (GLD®) reflects annual expense ratio of 0.40 percent. All data based on monthly measures of performance. GLD’s performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit spdrs.com for most recent month end performance. State Street Global Advisors     2

Case Study | Constructing Portfolios with SPDR® Gold Shares (GLD®) Figure 2: Asset Class Weightings for Hypothetical Blended Portfolios A, B, C and D Weighting (%) Asset Class    Index Portfolio APortfolio BPortfolio CPortfolio D Equity    MSCI All Country World Index 403937.535 Total Equity     403937.535 Government Bonds    Bloomberg Barclays Global Aggregate Government Bond Index 252422.520 IG Credit    Bloomberg Barclays Global Aggregate Corporation Bond Index 16161616 Inflation Linked Bonds    Bloomberg Barclays World Inflation Linked Bond Index 2222 HY Bonds    Bloomberg Barclays Global Corporate High Yield Bond Index 2222 EM Debt    Bloomberg Barclays Emerging Markets USD Aggregate Bond Index 5555 Total Fixed Income     504947.545 Real Estate    Global Property Research General Index9286 4444 Private Equity    LPX Composite Listed Private Equity Index 4444 Commodities    Bloomberg Commodity Index 2222 Gold    SPDR® Gold Shares (GLD®) 02510 Total Alternative     10121520 Portfolio Total 100100100100 Source: State Street Global Advisors as of September 30, 2017. The asset allocation scenario is for hypothetical purposes only and is not intended to represent a specific asset allocation strategy or recommend a particular allocation. Each investor’s situation is unique and asset allocation decisions should be based on an investor’s risk tolerance, time horizon and financial situation. It is not possible to invest directly in an index. Figure 3: SPDR® Gold Shares Standard Performance as of September 30, 2017 Since Inception 1 Month (%)    QTD (%) YTD (%)1 Year (%)3 Years (%)5 Years (%)10 Years (%)11/18/2004 (%) Quarter End NAV    -2.22 3.1910.37-3.371.39-6.675.198.20 Market Value    -3.37 3.0210.92-3.231.52-6.705.168.07 LBMA Gold Price PM    -2.18 3.2911.97-2.981.79-6.295.618.63 Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit spdrs.com for most recent month end performance. Gross Expense Ratio: 0.40%. The gross expense ratio is the fund’s total annual operating expense ratio. It is gross of any fee waivers or expense reimbursements. It can be found in the fund’s most recent prospectus. State Street Global Advisors     3

Case Study | Constructing Portfolios with SPDR® Gold Shares (GLD®) ssga.com | spdrs.com Hypothetical blended portfolio performance methodology Returns the actual do performance not represent data those of MSCI of a fund AC but World were Daily achieved TR Index, by mathematically Bloomberg Barclays combining    Corporate Global Aggregate Bond Index, Government Bloomberg Bond Barclays Index, Emerging Bloomberg Markets Barclays DebtIndex, Aggregate Global Global Property    Research Inflation Linked General Bond Index, Index, S&P Bloomberg Listed Private Barclays Equity Global Index, Corporate Bloomberg High Barclays Yield Index, World S&P GSCI Index, and SPDR® Gold Shares (GLD®) between September 1, 2005 and June 30, portfolio 2017. weights. Each portfolio The performance is re-balanced assumes at the no beginning transaction of each and year rebalancing to maintain costs, target so actual results will differ. Important Risk Information The Tsui, views Howard expressed Wen and in Diego this material Andrade are and the are views subject of George to change Milling- based Stanley, on market Robin    forward-looking and other conditions. statements. This document Please note contains that any certain such statements statements that are may not be guarantees deemed of those projected. any future performance    and actual results or developments may differ materially from All is not information guaranteed. has There been is obtained no representation from sources or believed warranty to as be to the reliable, current but accuracy, its accuracy    reliability it should not or completeness be relied on as of, such. nor    liability for, decisions based on such information and relied The information on as such. provided It does not does take not into constitute account investment any investor’s adviceand particular it should investment not be    objectives, financial advisor. strategies, All material tax status has or been investment obtained horizon. from sources You should believed consult to be your reliable. tax and    There Street isshall no representation have no liability or for warranty decisions as based to the on accuracy such information. of the information    and State ETFs trade trade at prices like above stocks, or are below subject the to ETFs’ investment net asset risk, value. fluctuate Brokerage in market commissions value and and may ETF    expenses While the will shares reduce of ETFs returns. are tradable    on secondary markets, they may not readily trade in There all market can be conditions no assurance and may that trade a liquid at significant market will discounts be maintained inperiods for ETF of market shares. stress.    overall Commodities market and movements, commodity-index changes linked in interest securities rates, may and be otherfactors affected by such changes as weather, in disease, of speculators embargoes, and arbitrageurs or political inand the regulatory underlying developments, commodities. as    well as trading activity Government fluctuations than bonds stocks, and corporate but provide bonds lower generally potential have long-termreturns. more moderate    short-term price economic Foreign investments risks and the involve risk of greater currency risks fluctuations, than U.S. investments, all of which may including be magnified political and in among emerging major marketAsset investment Allocation categories. is a Asset method Allocation of diversification may be used which in an positions effort to assets manage    risk Diversification and enhance does returns. not ensure It does a not, profit however, or guarantee guarantee against a profit loss.    or protect against loss. Investments better known in companies. small-sized    companies may involve greater risksthan in those of larger, Equity companies securities and general may fluctuate market in and value economic in response conditions. to the    activities of individual rate Bonds risk generally (as interest present rates less raise, short-term bond prices risk and usually volatility fall);issuer than stocks, default but risk; contain issuer interest credit securities. risk; liquidity Any risk; fixed and income inflation security risk. These sold or effects redeemed are usually prior tomaturity pronounced may for be longer-term subject to aInternational substantial Government gain or loss.    bonds and corporate bonds generally have more moderate Increase short-term in price real interest fluctuations rates than can stocks, cause the but price provide of inflation-protected lower potential long-term debt securities returns. to    Investing decrease. in Interest high yield payments fixed income on inflation-protected securities, otherwise debt securities known as can junk be bonds, unpredictable. is    investing considered in speculative investment and grade involves fixed income greater securities. risk of loss These of principal Lower-quality and interest debt than securities    involve quality of greater the issuer. risk of default or price changes due to potential changes in the credit because Investing the in futures initial margins is highly are risky. significantly Futures positions smaller than are considered the cash value highly of leveraged the contracts.    The contract, smaller the the higher value the of leverage. the margin There in comparison are a number to the of risksassociated cash value of the with futures futures    risk, investing foreign including issuer exposure but not limited risk, sector to counterparty concentration credit risk,leveraging risk, currency and risk, liquidity derivatives risks.    Derivative additional risk investments of loss of may principal. involve    risks such as potential illiquidity of the markets and The movements into use of leverage, greater as part changes of the in investment an investment’s process, value, can thus multiply resulting market in Growth increased volatility stocks may of underperform returns.    stocks in other broad style categories (and the stock market investors as generally, a whole) over sometimes any period rapidly. of time    and may shift in and out of favor with Frequent that they trading may offset of ETFs any could savings significantly from low fees increase or costs. commissions    and other costs such The owners. trademarks Third party and data service providers marks referenced make no warranties herein are or the representations property of their of any respective kind relating damages to of the any accuracy, kind relating completeness to the use or of timeliness such data. of    the data and have no liability for Investing Investing involves in commodities risk, and you entails could significant lose money risk on an and investment is not appropriate in GLD. for all investors. Important Information Relating to SPDR Gold Shares Trust (“GLD®”): The prospectus) SPDR Gold with Trust the Securities (“GLD”) has and filed Exchange a registration Commission statement (“SEC”) (including for the a offering read the to prospectus which this in communication that registration relates. statement Before and you other invest, documents you should GLD has offering. filed Please with the see SEC the for GLD more prospectus complete for information a detailed about discussion GLD and of the this risks    is of investing available in by GLD clicking shares. here. When You may distributed get these electronically, documents for the free GLD by prospectus visiting EDGAR Alternatively, on the the SEC Trust website or any at authorized sec.gov or participant by visiting spdrgoldshares. will arrange to send com. you the GLD prospectus is not an investment if you request company it by registered calling under 866.320.4053. the Investment    Company Act of Act 1940 (the of 1936 “1940 (the Act”) “CEA”) and . As is a not result, subject shareholders to regulation of the under Trust the do Commodity not have the Exchange protections    associated 1940 Act or with the protections ownership of afforded shares by in an the investment CEA.    company registered under the market value. GLD shares trade The like value stocks, of GLD are shares subject relates to investment directly to risk the and value will of fluctuate the gold in held    by adversely GLD (less affect its expenses), an investment and in fluctuations the shares. in The the price price received of gold could upon materially the sale of and the shares, represented which by trade them. at GLD market does price, not generate may be more any income, or less than and as the GLD value regularly of the gold sells gold will decline to pay for over its time ongoing to that expenses, extent.    the amount of gold represented by each Share Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Trademark Services Holdings LLC LLC (S&P); (Dow Dow Jones); Jones and is these a registered trademarks trademark have been of Dow licensed Jones for    use by Street S&P Corporation. Dow Jones State Indices Street LLC (SPDJI) Corporation’s and sublicensed financial products for certain are purposes not sponsored, by State    endorsed, third party sold licensors or promoted and none by of SPDJI, such parties Dow Jones, make S&P, any their representation respective regarding affiliates the and For advisability more information, of investing in please such product(s) contact the nor Marketing do they have Agent any liability for GLD: in relation State Street thereto. Global T: +1 866 Advisors 320 4053 Funds spdrgoldshares. Distributors, com LLC,    One Lincoln Street, Boston, MA, 02111; and Before expenses. investing, To consider obtain a prospectus the funds’ investment or summary objectives, prospectus risks, which charges    contains Read it carefully. this and other information, call 866.787.2257 or visit spdrs.com. © 2017 State Street Corporation. All Rights Reserved. ID11063-IBG-25684 1017 Exp. Date: 01/31/2018

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.